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                                                                       Exhibit 8


                  Brown Raysman Millstein Felder & Steiner LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 944-1515



                                                      April 14, 1997


Hanover Direct, Inc.
1500 Harbor Boulevard
Weehawken, NJ  07087

                  Re:   1997 Rights Offering

Ladies and Gentlemen:

            We have acted as counsel to Hanover Direct, Inc., a Delaware corporation (the "Company"), in connection with the distribution to holders of record (the "Holders") of its common stock, par value $.66-2/3 per share ("Common Stock"), and its 6% Series B Convertible Additional Preferred Stock, par value $.01 per share, outstanding as of a record date to be established of transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock (the "Rights Offering").

            We have reviewed the factual information supplied to us by the Company that is set forth in the Registration Statement on Form S-3 dated April 11, 1997 and have prepared the statements contained therein under the headings "Certain Federal Tax Consequences to Holders," "Federal Income Tax Consequences of Rights Offering to the Company" and "Certain United States Tax Consequences
to Non-United States Holders" (the "Tax Discussion"). In our opinion, the Tax Discussion, to the extent it describes matters of law or legal conclusions, fairly presents the information set forth therein and, except to the extent specifically indicated therein, represents our opinion as to the material United States federal income tax consequences of the Rights Offering. Our opinion is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and reinterpretation. Such opinion represents our legal judgment and will not be binding in any manner on the Internal Revenue Service. There can be no
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Hanover Direct, Inc.                  -2-                         April 14, 1997


assurance that the Internal Revenue Service will take a similar view as to any of the tax consequences described in the Tax Discussion. No ruling has been or will be requested from the Internal Revenue Service on any tax matters relating to the Rights Offering or the ownership or disposition of the Common Stock acquired thereby.

                                          Very truly yours,


                                          Brown Raysman Millstein
                                            Felder & Steiner LLP